Exhibit 99.1

Opexa Therapeutics Reports First Quarter 2013 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 14, 2013--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a leader in developing a patient specific T-cell immunotherapy for multiple sclerosis (MS), today reported financial results for the quarter ended March 31, 2013 and provided an overview of recent corporate developments.

“Opexa executed on its key strategic initiative through the signing of an Option and License Agreement with Merck Serono in February 2013,” commented Neil K. Warma. “Given Merck Serono’s long-term strategic commitment to, and existing franchise position in, the field of multiple sclerosis, I am very pleased to enter into this option and license agreement and believe that the continued development of Tcelna™ in Secondary Progressive Multiple Sclerosis (SPMS) will be enhanced,” added Mr. Warma.

Recent highlights include:

Clinical

  Enrolled 48 patients as of April 30, 2013 in the Phase IIb ‘Abili-T’ clinical study of Tcelna™ (imilecleucel-T) in patients with SPMS. The Abili-T clinical trial is a randomized, double-blind, placebo controlled study that is expected to enroll 180 patients through approximately 30 leading clinical sites in the U.S. and Canada.
  Initiated an immune monitoring program on a blinded basis to gather comprehensive biomarker data for patients in conjunction with the Abili-T trial. The goal of the program is the potential identification of biomarkers for SPMS and further understanding of the immunopathology of SPMS.

Financial

  Opexa reported revenue of $220,100 for the three months ended March 31, 2013. The revenue is related to the recognized portion of the $5 million upfront payment received from Merck Serono in conjunction with the Option and License Agreement. No revenues were recognized during the three months ended March 31, 2012.
  Potential milestone payments to Opexa if Tcelna is successfully commercialized, aggregated with the upfront payment of $5 million and an option exercise fee of up to $25 million, could total up to $225 million. Additionally, Opexa is eligible to receive tiered royalties on commercial sales at rates ranging from 8% to 15% of annual net sales.
  Opexa reported research and development expenses of $1,621,366 for the three months ended March 31, 2013, compared to $1,490,097 for the three months ended March 31, 2012.
  General and administrative expenses were $1,102,435 for the three months ended March 31, 2013, as compared to $816,196 for the three months ended March 31, 2012.
  Interest expense was $1,635,254 for the three months ended March 31, 2013, compared to $487 for the three months ended March 31, 2012. The increase in interest expense was primarily related to the amortized debt discount and interest on both the July 25, 2012 convertible secured promissory notes and the January 23, 2013 convertible promissory notes and the amortization of the financing fees over the life of the notes. Interest expense for the three months ended March 31, 2012 related solely to the financing of insurance premiums.
  Other income of $37,910 for the three months ended March 31, 2013 was related to the extinguishment of membership interests in the mutual insurance company that we participated in for our product liability insurance through January 1, 2013. We recorded no other income for the three months ended March 31, 2012.
  Opexa reported a net loss for the three months ended March 31, 2013 of $4,177,482, or $0.58 per share, compared with a net loss of $2,373,999, or $0.41 per share for the three months ended March 31, 2012.
  Raised $3.25 million of gross proceeds through a registered offering of common stock and warrants in February 2013 following the execution of the Option and License Agreement with Merck Serono.
  Sold an aggregate of 167,618 shares of common stock under the at-the-market (ATM) agreement with Brinson Patrick Securities Corporation for gross proceeds of $536,417.
  Closed a private offering of convertible notes and warrants to purchase common stock for gross proceeds of approximately $650,000 in January 2013. The note offering provided a cash bridge in order to complete the Option and License Agreement with Merck Serono. In February 2013, Opexa repaid $550,000 of the notes and converted a $100,000 note into shares of common stock.
  Raised an aggregate of $142,400 gross proceeds through the sale of 125,000 shares of common stock to Lincoln Park Capital Fund, LLC under the $1.5 million purchase agreement.
  Cash and cash equivalents were $7,834,336 as of March 31, 2013.

For additional information please see Opexa’s Quarterly Report on Form 10-Q filed today with the SEC.

Operational

  Appointed Karthik Radhakrishnan, previously Vice President at ING Investment Management, as Chief Financial Officer.
  Appointed Donna R. Rill, previously Opexa’s Senior Vice President of Operations and Quality Systems, as Chief Development Officer.
  Appointed Don Healey, previously Opexa’s Vice President of Manufacturing and Scientific Development, as Chief Scientific Officer.
  Strengthened the senior management team with the appointment of Kenny Frazier, previously Head of Clinical Operations at Lexicon Pharmaceuticals, as Vice President of Clinical Development and Regulatory Affairs.

Conference Call and Webcast Information:

Opexa will conduct a conference call and webcast to provide a corporate update and discuss the financial results at 8 A.M. Eastern Time. To participate in the conference call, dial in approximately ten minutes before the scheduled 8:00 A.M. time to (253) 237-1170 or toll free at (877) 372-0867. Please reference conference ID # 70924987 while dialing into the call. A live webcast of the call can also be accessed via the webcast link on our website (www.opexatherapeutics.com) or by going to the following URL:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=129946&CompanyID=OPXA&e=1&mediaKey=52AF10A2390CE08BC8D2847172A3B20C

About Opexa

Opexa’s mission is to lead the field of Precision ImmunotherapyTM by aligning the interests of patients, employees and shareholders. The Company’s leading therapy candidate, Tcelna™, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of Secondary Progressive Multiple Sclerosis. Tcelna is derived from T-cells isolated from the patient’s peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com

About Multiple Sclerosis (MS)

Multiple Sclerosis is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately over a million people have MS worldwide. While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common. The Secondary Progressive form of MS represents about a third of the MS patient population.

About Tcelna

Tcelna is a potential personalized therapy that is under development to be specifically tailored to each patient's disease profile. Tcelna is manufactured using ImmPath™, Opexa's proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna. Named “Abili-T,” the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression without associated relapses. The trial is expected to enroll 180 patients at approximately 30 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This earnings release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this report, other than statements of historical fact, constitute “forward-looking statements.” The words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this report do not constitute guarantees of future performance. Investors are cautioned that statements in this report which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tcelna (imilecleucel-T), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, risks associated with: market conditions; our capital position; the rights and preferences provided to the Series A convertible preferred stock and investors in the convertible secured notes we issued in July 2012 (including a secured interest in all of our assets); our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of developing a marketable product; our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna), including in this regard our ability to satisfy various conditions required to access the financing potentially available under the purchase agreements with Lincoln Park Capital Fund, LLC (“Lincoln Park”) (such as the minimum closing price for our common stock and the requirement for an ongoing trading market for our stock); our ability to regain and maintain compliance with NASDAQ listing standards; the success of our clinical trials (including the Phase IIb trial for Tcelna in secondary progressive MS which, depending upon results, may determine whether Merck elects to exercise its Option); whether Merck exercises its Option and, if so, whether we receive any development or commercialization milestone payments or royalties from Merck pursuant to the Option; our dependence (if Merck exercises its Option) on the resources and abilities of Merck for the further development of Tcelna; the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain, maintain and protect intellectual property rights (including for Tcelna); the risk of litigation regarding our intellectual property rights or the rights of third parties; the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that we may license or transfer; our limited manufacturing capabilities; our dependence on third-party manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the SEC. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

OPEXA THERAPEUTICS, INC.
(a development stage company)

Statements of Operations Data:
	Three Months Ended
	March 31,
	2013	2012
Option revenue	$220,100	$-

Research and development	1,621,366	1,490,097
General and administrative	1,102,435	816,196
Depreciation and amortization	78,311	67,355
Operating loss	(2,582,012)	(2,373,648)

Interest income	1,874	136
Other income and expense, net	37,910	-
Interest expense	(1,635,254)	(487)
Net loss	$(4,177,482)	$(2,373,999)

Basic and diluted loss per share	$(0.58)	$(0.41)

Weighted average shares outstanding	7,239,102	5,762,028

Selected Balance Sheet Data:
	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$7,834,336	$592,004
Other current assets	1,166,430	1,077,546
Fixed assets, net	1,189,328	1,265,041
Restricted cash	500,000	1,000,000
Deferred financing costs, net	158,540	211,479
Other long-term assets	104,027	-
Total assets	10,952,661	4,146,070
Total current liabilities	3,157,125	885,975
Notes payable, net	376,627	376,763
Deferred revenue	3,384,552	-
Total stockholders' equity	4,034,357	2,883,332

CONTACT:
Company Contact:
Karthik Radhakrishnan
Opexa Therapeutics, Inc.
Chief Financial Officer
281-775-0600
or
Investor Relations:
The Trout Group
Adam Cutler
646-378-2936
opexa@troutgroup.com